UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                Proxy Statement Pursuant to Section 14(a) of the
             Securities and Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant [X]
Filed by a party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material under ss. 240.14a-12

                                SBT Bancorp, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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       (4) Proposed maximum aggregate value of transaction:

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       (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                                                        *** PRELIMINARY COPY ***

                                SBT BANCORP, INC.
                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD FEBRUARY 6, 2009


To the Shareholders of SBT Bancorp, Inc.:

     Notice is hereby given that a Special Meeting of Shareholders of SBT Bancorp, Inc. will be held at The Simsbury Inn, 397 Hopmeadow Street, Simsbury, Connecticut on Friday, February 6, 2009 at 8:30 a.m., local time.

     At the meeting, the shareholders will consider and vote upon the following matters:

          1. To approve an amendment to the Company's Certificate of Incorporation to authorize a class of 100,000 shares of preferred stock, no par value; and

          2. The transaction of such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

     If adopted, the proposed amendment to the Company's Certificate of Incorporation may allow the Company to take advantage of low-cost capital-raising opportunities provided through the recently announced TARP Capital Purchase Program instituted under the Emergency Economic Stabilization Act of 2008.

     Only shareholders of record at the close of business on December 26, 2008 are entitled to notice of and to vote at the Special Meeting and any and all adjournments or postponements thereof.

     IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. SHAREHOLDERS OF RECORD WHO ATTEND THE MEETING MAY REVOKE THEIR PROXY AND VOTE IN PERSON.

                                        BY ORDER OF THE BOARD OF DIRECTORS



Simsbury, Connecticut                   Gary R. Kevorkian,
December [_], 2008                      Secretary

                                                        *** PRELIMINARY COPY ***

                                SBT BANCORP, INC.
                              760 Hopmeadow Street
                                  P.O. Box 248
                             Simsbury, CT 06070-0248
                                 (860) 408-5493

     ----------------------------------------------------------------------
                                 PROXY STATEMENT
                                       OF
                                SBT BANCORP, INC.

                       FOR SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD FEBRUARY 6, 2009
     ----------------------------------------------------------------------

     This Proxy Statement is furnished to Shareholders of SBT Bancorp, Inc. (the "Company" or "we") in connection with the solicitation of proxies by the Company's Board of Directors (the "Board") for use at a Special Meeting of Shareholders of the Company to be held at The Simsbury Inn, 397 Hopmeadow Street, Simsbury, Connecticut, at 8:30 a.m. on February 6, 2009, and any and all adjournments or postponements thereof (the "Meeting").

     This Proxy Statement, the Notice of the Meeting, and the enclosed form of proxy are first being mailed to our shareholders on or about December [__], 2008.

                    INFORMATION ABOUT SOLICITATION AND VOTING

     A shareholder who executes the enclosed form of proxy may revoke it at any time before it is voted by written notice of such revocation or a duly executed proxy bearing a later date delivered to the Secretary of the Company at the address set forth above or by attending the Meeting and revoking the proxy at such time. Attendance at the Meeting will not itself revoke a proxy. Shares represented by properly executed proxies will be voted at the Meeting in accordance with the specifications thereon. Shareholders of record who are present at the Meeting may vote by ballot.

     The expense of soliciting proxies in favor of the Company's proposals will be borne by the Company. In addition to solicitation of proxies by mail, proxies may also be solicited by telephone or personal contact by employees and/or directors of the Company who will not receive additional compensation therefore.

     Only Shareholders of record at the close of business on December 26, 2008 (the "Record Date") are entitled to notice and to vote at the Meeting. On the Record Date, there were 864,976 outstanding shares of the Company's common stock, no par value (the "Company common stock"). Each share of common stock is entitled to one vote. The presence, in person or by proxy, of a majority of the issued and outstanding shares of common stock on the Record Date, or 432,489 shares, is necessary to constitute a quorum at the Meeting. Abstentions and broker non-votes are counted as present for establishing a quorum. When a record holder (e.g., a bank or brokerage firm) holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because the beneficial owner has not provided voting instructions, this is referred to as a "broker non-vote."

     If the shares you own are held in "street name" by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you.

     If your shares are held in "street name," you must bring an account statement or letter from your brokerage firm or bank showing that you are the beneficial owner of the shares as of the record date in order to be admitted to the Meeting. To be able to vote your shares held in street name at the Meeting, you will need to obtain a proxy card from the holder of record.

     The votes will be counted, tabulated and certified by Robert M. Taylor, III and Susan D. Presutti. Each proxy received will be voted as directed. However, if no direction is indicated, the proxy will be voted in Item 1 FOR the approval of the amendment to the Company's Certificate of Incorporation and on such other matters as may properly come before the Meeting in such manner as the persons so named in the proxy shall decide.

     If you have any questions about the Meeting or your ownership of our common stock, please contact Gary R. Kevorkian, our corporate secretary, by mail at SBT Bancorp, Inc., Attention: Gary R. Kevorkian, Secretary, 760 Hopmeadow Street, P.O. Box 248, Simsbury, Connecticut 06070-0248, or by email to Mr. Kevorkian's attention at sbtinfo@simsburybank.com.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     This proxy statement contains forward-looking statements that involve risks, uncertainties, and assumptions. When used in this proxy statement, the words "intends," "expects," "plans," "estimates," "projects," "believes," "anticipates" and similar expressions are intended to identify forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to numerous assumptions, risks and uncertainties, and that statements relating to subsequent periods are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from forward-looking statements. The following factors could cause actual results to differ materially from such forward-looking statements: competitive pressures on loan and deposit product pricing; other actions of competitors; changes in economic conditions; the extent and timing of actions of the Federal Reserve Board; customer deposit disintermediation; changes in customers' acceptance of the Company's products and services; and the extent and timing of legislative and regulatory actions and reforms.

     Please do not rely unduly on any forward-looking statement, as such statements speak only as of the date made and the Company undertakes no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.


                             DISCUSSION OF PROPOSAL

                                     ITEM 1
                                     ------

              APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION

Description of the Proposal

     The Board has adopted an amendment to the Company's Certificate of Incorporation to authorize a class of 100,000 shares of preferred stock, no par value (the "Preferred Stock"). The full text of the proposed amendment to the Company's Certificate of Incorporation is set forth in Exhibit A to this proxy statement. The Company's Certificate of Incorporation currently authorizes only the issuance of common stock. The proposed amendment will vest in the Board the authority to determine by resolution the terms of one or more series of Preferred Stock, including the preferences, rights and limitations of each series. Provisions in a company's certificate of incorporation authorizing preferred stock in this manner are often referred to as "blank check" provisions, as they give a board of directors the flexibility, at any time or from time to time, without further shareholder approval (except as may be required by applicable laws, regulatory authorities or the rules of any stock exchange on which a company's securities are then listed), to create one or more series of preferred stock and to determine by resolution the terms of each such series. The Board believes that authorization of the Preferred Stock in the manner proposed will provide the Company with greater flexibility in meeting future capital requirements by creating series of Preferred Stock customized to meet the needs of particular transactions and then prevailing market conditions. Series of Preferred Stock would also be available for issuance from time to time for any other proper corporate purposes, including in connection with strategic alliances, joint ventures, or acquisitions.

     The Board does not have any plans calling for the issuance of shares of Preferred Stock at the present time, other than the possible issuance of Preferred Stock to the U.S. Department of the Treasury (the "Treasury") in connection with the Treasury's recently announced Troubled Asset Relief Program ("TARP") Capital Purchase Program described below.

Terms of the Capital Purchase Program

     On October 14, 2008, the U.S. Department of the Treasury announced the TARP Capital Purchase Program. This program encourages U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy. Under the program, the Treasury will purchase preferred shares from banks, bank holding companies, and other financial institutions. The preferred shares will qualify as Tier 1 capital for regulatory purposes and will rank senior to common stock and at an equal level in the capital structure with any existing preferred shares other than preferred shares which by their terms rank junior to any other existing preferred shares. The preferred shares purchased by the Treasury will pay a cumulative dividend rate of 5 percent per annum for the first five years they are outstanding and thereafter at a rate of 9 percent per annum. The preferred shares will be non-voting, other than voting rights on matters that could adversely affect the shares. The shares will be callable at one hundred percent of issue price plus any accrued and unpaid dividends after three years. Prior to the end of three years, the preferred shares may be redeemed with the proceeds from a qualifying equity offering of any Tier 1 perpetual preferred or common stock.

     The holders of the preferred shares will have the right to elect two directors to the Company's board of directors if the Company fails to pay full dividends on the preferred shares for six dividend periods, whether or not consecutive. The right to elect directors will end when full dividends on the preferred shares have been paid for all prior dividend periods.

     If the Company participates in the Capital Purchase Program it must issue to the Treasury warrants to purchase shares of preferred stock having an aggregate liquidation preference equal to 5 percent of the aggregate liquidation amount of the other preferred shares issued to the Treasury. The initial exercise price for the warrants will be $0.01 per share. The Treasury intends to immediately exercise the warrants.

     The preferred shares issued by the Company upon exercise of the warrants will have the same rights, preferences, privileges, voting rights and other terms as the other preferred shares issued to the Treasury, except that the warrant preferred shares (1) will pay dividends at a rate of 9% per annum and
(2) may not be redeemed until all the other preferred has been redeemed.

     If the Company participates in the Capital Purchase Program it will be required to file a shelf registration statement with the Securities and Exchange Commission for the purpose of registering the preferred shares, warrants and the warrant preferred shares as promptly as practicable after the date of the Treasury's investment, and maintain the effectiveness of such registration statement. The Company, however, will not be required to list these securities on any national securities exchange.

     Banks and bank holding companies participating in the program also must comply with the executive compensation and corporate governance requirements of the Emergency Economic Stabilization Act of 2008 and the standards established by the Treasury for the period during which the Treasury holds equity issued under this program. These standards include: (i) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the Company; (ii) requiring a clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (iii) prohibiting the Company from making any golden parachute payment to a senior executive based on applicable Internal Revenue Code provisions; and (iv) agreeing not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive.

     We have reviewed our executive compensation arrangements and do not anticipate that it will be necessary to modify any employee plans or contracts to comply with the applicable limits on executive compensation described above.

     The Treasury's consent will be required for any increase in common dividends per share until the third anniversary of the date of the Treasury's investment. After the third anniversary, and prior to the tenth anniversary, the Treasury's consent will be required for any increase in aggregate common dividends per share greater than 3% per annum. These restrictions on dividends will no longer apply if the preferred shares and warrant preferred shares are redeemed in whole or the Treasury has transferred all of the preferred shares and warrant preferred shares to third parties.

     The Treasury's consent also will be required for repurchases of equity securities or trust preferred securities until the tenth anniversary of the date of Treasury's investment unless, prior to the tenth anniversary of the Treasury's investment, the preferred shares and the warrant preferred shares are redeemed in whole or the Treasury has transferred all of the preferred shares and the warrant preferred shares to third parties.

     From and after the tenth anniversary of the date of the Treasury's investment, the Company will be prohibited from paying common dividends or repurchasing any equity securities or trust preferred securities until all equity securities held by the Treasury are redeemed in whole or the Treasury has transferred all of such equity securities to third parties.

     See Exhibit B for the Summary of Preferred Terms and Summary of Warrant Terms as published by the Treasury.

     At September 30, 2008, the Company had capital ratios in excess of those required to be considered well-capitalized under banking regulations. The Board believes it is prudent for the Company to apply for capital available under this program because (i) the Company believes that the cost of capital under this program may be significantly lower than the cost of capital otherwise available to the Company at this time, and (ii) despite being well-capitalized, additional capital under the Treasury's program would provide the Company additional flexibility to meet future capital needs that may arise.

     The Company filed an application to participate in the Capital Purchase Program prior to the November 14, 2008 deadline. The minimum subscription amount available to a participating institution is one percent of risk-weighted assets. The maximum subscription amount is the lesser of $25 billion or three percent of risk-weighted assets. The Company applied for $4.0 million under the Capital Purchase Program and was notified on November 21, 2008 that the Treasury preliminarily approved the Company's application.

     The Board believes that the flexibility to issue Preferred Stock can enhance the Board's arm's-length bargaining capability on behalf of the Company's shareholders in a takeover situation. However, under some circumstances, the ability to designate the rights of, and issue, Preferred Stock could be used by the Board to make a change in control of the Company more difficult.

     The rights of the holders of the Company's common stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. To the extent that dividends will be payable on any issued shares of Preferred Stock, the result would be to reduce the amount otherwise available for payment of dividends on outstanding shares of the Company's common stock and there might be restrictions placed on the Company's ability to declare dividends on the common stock or to repurchase shares of common stock. The issuance of Preferred Stock having voting rights would dilute the voting power of the holders of common stock. To the extent that Preferred Stock is made convertible into shares of common stock, the effect, upon such conversion, would also be to dilute the voting power and ownership percentage of the holders of common stock. In addition, holders of Preferred Stock would normally receive superior rights in the event of any dissolution, liquidation, or winding up of the Company, thereby diminishing the rights of the holders of common stock to distribution of the Company's assets. Shares of Preferred Stock of any series would not entitle the holder to any pre-emptive right to purchase or subscribe for any shares of that or any other class.

Pro Forma Effect on the Company's Financial Statements

     The following discusses the pro forma effect of participation in the Capital Purchase Program on the Company's financial statements. As indicated above, the Company applied for $4.0 million under the Capital Purchase Program and was notified on November 21, 2008 that the Treasury preliminarily approved the Company's application.

Pro Forma Effects - Balance Sheet

     If the Company participates in the Capital Purchase Program, stockholders' equity would increase by the amount of the capital proceeds received from the Treasury, net of transaction issuance costs. Costs associated with the transaction are not expected to be material. If $4.0 million in proceeds had been received from the Treasury on September 30, 2008, stockholders' equity would have increased from the reported amount of $16,227,000 to $20,227,000 on a pro forma basis. Upon receipt of the capital, federal funds sold and total assets held by the Company would have also increased by the amount of the capital proceeds received from the Treasury, net of transaction issuance costs. If $4.0 million in proceeds had been received from the Treasury on September 30, 2008, federal funds sold would have increased from the reported amount of $8,985,000 to $12,985,000 on a pro forma basis and total assets would have increased from the reported amount of $223,133,000 to $227,133,000 on a pro forma basis. The following table shows the pro forma impact of the Company's receipt of $4.0 million proceeds from the Treasury on the Company's capital ratios as of September 30, 2008:

                  --------------- ------------ -------------------------------
                    As Reported     Pro Forma      Regulatory Standard for
                      9/30/08        9/30/08           Well-Capitalized
                  --------------- ------------ -------------------------------
----------------- --------------- ------------ -------------------------------
Leverage Ratio        7.53%           9.18%                  5.00%
----------------- --------------- ------------ -------------------------------
Tier 1 Risk Based     11.80%         14.57%                  6.00%
----------------- --------------- ------------ -------------------------------
Total Risk Based      13.05%         15.81%                 10.00%
----------------- --------------- ------------ -------------------------------

Pro Forma Effects - Income Statement

     If the Company participates in the Capital Purchase Program, the Company intends to use the capital to support loan growth to a multiple of the capital received, which over time is expected to generate income to service required dividend payments on the preferred shares and generate additional income for common shareholders. Until the time it fully deploys this capital over a larger asset base, the Company anticipates that earnings on the original capital received will not fully cover required dividend payments and other costs relating to the preferred shares, which would reduce the amount of earnings available to common shareholders.

     The following pro forma income statement effects assume the capital proceeds received are invested in earning assets at a blended rate of 5.00%. An assumed tax rate of 34% was used for all periods. The pro forma income statement impacts do not include the benefit of leveraging the capital received into a larger asset base, but simply include the additional income earned on investment of the original capital proceeds.

     If proceeds of $4.0 million had been received under the Capital Purchase Program on January 1, 2007, net income for the year ended December 31, 2007 would have increased from the reported amount of $1,140,000 to $1,272,000 on a pro forma basis and the net interest margin for the year ended December 31, 2007 would have increased from the reported amount of 4.16% to 4.18% on a pro forma basis. However, because $258,000 of the Company's net earnings would be required for the payment of dividends to the holder(s) of preferred shares and amortization/accretion associated with the preferred shares, and therefore would not be available to the Company's common shareholders, basic earnings per share available to common shareholders would have decreased from the reported amount of $1.34 per share to $1.19 per share on a pro forma basis and diluted earnings per share available to common shareholders would have decreased from the reported amount of $1.33 per share to $1.18 per share on a pro forma basis.

     If proceeds of $4.0 million had been received under the Capital Purchase Program on January 1, 2008, the net loss reported for the nine months ended September 30, 2008 (which includes a one-time other-than-temporary impairment charge of $1,668,000 incurred in the third quarter of 2008) would have decreased from the reported loss of $931,000 to a loss of $832,000 on a pro forma basis. However, because $194,000 of the Company's net earnings would be required for the payment of dividends to the holder(s) of preferred shares and amortization/accretion associated with the preferred shares, and therefore would not be available to the Company's common shareholders, the basic and diluted loss per share attributable to common shareholders would have increased from the reported amount of $1.09 per share to a $1.20 per share on a pro forma basis.

     Excluding the one-time other-than-temporary impairment charge of $1,668,000 incurred in the third quarter of 2008, adjusted net income for the nine months ended September 30, 2008 was $737,000 and basic and diluted adjusted earnings per share was $0.85 per share. Receiving $4.0 million in proceeds under the Capital Purchase Program on January 1, 2008 as described above would have increased the Company's adjusted net income to $836,000 on a pro forma basis and decreased adjusted earnings per share to $0.74 on a pro forma basis.

Approval Requirement and Board of Directors Recommendation

     Approval of the proposed amendment to the Company's Certificate of Incorporation requires the approval of at least a majority of the votes entitled to be cast at the meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION.

                                  OTHER MATTERS

     The Board knows of no other business to be brought before the Meeting. If, however, any other business should properly come before the Meeting, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate, unless they are directed by the proxy to do otherwise.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     To the knowledge of the Company, as of December 16, 2008, there is no person who owns of record or beneficially five percent or more of the Company's common stock.

     The following table sets forth certain information with respect to the beneficial ownership of the common stock of the Company as of December 16, 2008 by (i) each director of the Company, (ii) named executive officers, and (iii) all directors and executive officers as a group. Except as indicated by footnote, the persons named in the table have sole voting and investment powers with respect to all shares shown as beneficially owned by them. All persons listed are directors of both the Company and The Simsbury Bank & Trust Company, Inc. unless noted otherwise. All directors and executive officers can receive mail in care of SBT Bancorp, Inc., 760 Hopmeadow Street, P.O. Box 248, Simsbury, CT 06070.

                                          Amount and Nature
                                            Of Beneficial              Percent
       Name of Beneficial Owner               Ownership               Of Class
--------------------------------------------------------------------------------

Robert J. Bogino, Vice Chairman                  27,572 (1)             3.0%
James T. Fleming, Director                          492                    *
Martin J. Geitz, President, Chief                29,474 (2)             3.3%
Executive Officer and Director
Edward J. Guarco, Director                        6,800 (3)                *
Gary R. Kevorkian, Director                      16,942 (4)             1.9%
George B. Odlum, Jr., DMD, Director              13,581 (5)             1.5%
Rodney R. Reynolds, Director                      1,000                    *

                                        Amount and Nature
                                          Of Beneficial              Percent
       Name of Beneficial Owner             Ownership               Of Class
--------------------------------------------------------------------------------

David W. Sessions, Director                      15,736 (6)             1.7%
Penny R. Woodford, Director                       2,262 (7)                *
Lincoln S. Young, Chairman                       18,612 (8)             2.1%
Anthony F. Bisceglio, Executive Vice              3,200                    *
President and Chief Financial Officer
Paul R. Little, Senior Vice President             3,500 (9)                *
and Chief Lending Officer
Howard R. Zern, Senior Vice President                 0                    *
and Chief Retail, Operations &
Technology Officer
All directors and executive officers
(as a group)                                    139,171 (10)           15.3%

___________________
* Less than 1%

(1) Includes 6,600 shares owned jointly with Mr. Bogino's spouse, 822 shares held in a trust of which Mr. Bogino serves as trustee, 2,084 shares in trusts for two of his children for which Mr. Bogino serves as the trustee and 11,500 shares owned by his spouse. Mr. Bogino disclaims beneficial ownership of the shares beneficially owned by his spouse.

(2) Includes 21,000 shares which may be acquired within 60 days through the exercise of stock options.

(3) Includes 1,200 shares owned jointly with Mr. Guarco's spouse, 600 shares held by both Mr. and Mrs. Guarco as custodians for their daughter and 4,000 shares in a trust of which Mr. Guarco owns 6.6%.

(4) Includes 9,426 shares held in trusts for which Mr. Kevorkian is trustee including 815 shares in a trust for Mr. Kevorkian's spouse.

(5) Includes 3,550 shares owned by Dr. Odlum's spouse. Dr. Odlum disclaims beneficial ownership of the shares beneficially owned by his spouse.

(6) Includes 1,564 shares owned jointly with Mr. Sessions's spouse, 1,357 shares owned by a private corporation owned by Mr. Sessions and his siblings and 1,252 shares owned by his children. Mr. Sessions disclaims beneficial ownership of the shares beneficially owned by his children.

(7)  Includes 1,660 shares owned jointly with Ms. Woodford's spouse.

(8) Includes 3,506 shares owned by Mr. Young's spouse. Includes 1,000 shares which may be acquired within 60 days through the exercise of stock options. Mr. Young disclaims beneficial ownership of the shares beneficially owned by his spouse.

(9) Includes 3,500 shares which may be acquired within 60 days through the exercise of stock options.

(10) Includes 40,689 in shares which directors and executive officers may acquire beneficial ownership of within 60 days through the exercise of stock options.

                      SHAREHOLDER PROPOSALS AND NOMINATIONS

     Shareholders entitled to vote for the election of directors at the 2009 Annual Meeting may make nominations of individuals for election to the Board. Such nominations shall be made in writing, and shall be delivered or mailed and received by the Secretary of the Company not less than 90 nor more than 130 calendar days prior to such Annual Meeting, which is expected to be held on May 12, 2009. The Board's Corporate Governance Committee considers such nominations.

     Such written nominations shall contain the following information, to the extent known to the nominating Shareholder: (1) the name, age, business and residence address of each proposed nominee; (2) the principal occupation or employment of each proposed nominee; (3) the total number of shares of common stock of the Company that are beneficially owned by each proposed nominee; (4) the name and address of the nominating Shareholder; (5) the total number of shares of common stock of the Company owned by the nominating Shareholder; (6) a representation that the Shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and (7) a description of all arrangements or understandings between the Shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Shareholders. Nominations by beneficial owners of stock of the Company who are not record holders must be accompanied by evidence satisfactory to the Secretary of the Company showing that such nominating persons are entitled to act with respect to such shares. Nominations that are not made in accordance with these procedures shall be deemed void. The credentials and qualifications of all nominees also are subject to review by the Board.

     Any proposal intended to be presented by a Shareholder at the Company's 2009 Annual Meeting of Shareholders which is not a nomination to the Board must be presented to the Company in writing, and must be delivered or mailed and received by the Secretary of the Company not less than 90 nor more than 130 calendar days prior to the 2009 Annual Meeting, which is expected to be held on May 12, 2009. Such notice shall include: (1) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the 2009 Annual Meeting; (2) the name and address, as they appear on the Company's records, of the Shareholder proposing such business; (3) the number of shares of the Company's common stock which are beneficially owned by the Shareholder; and (4) any material interest of the Shareholder in such business.

     In order for a shareholder proposal to be included in the proxy statement and form of proxy for the Company's 2009 Annual Meeting the proposal must be received by the Company not later than January 22, 2009 and comply with all the requirements of Rule 14a-8 of the Securities Exchange Act of 1934. In addition, if the Company is not notified of a shareholder proposal by February 24, 2009 then the proxies held by management of the Company may provide the discretion to vote against such shareholder proposal, even though such proposal is not included in the proxy statement and form of proxy.

     Nominations and proposals should be addressed to Gary R. Kevorkian, Secretary, SBT Bancorp, Inc., 760 Hopmeadow Street, P.O. Box 248, Simsbury, Connecticut 06070-0248. It is suggested that such nominations and proposals be sent by Certified Mail-Return Receipt Requested.

          DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

     The Company intends to deliver one Proxy Statement to multiple Shareholders of the Company sharing an address, unless we receive contrary instructions from one or more of such Shareholders. Upon written or oral request we will provide a separate copy of the Company's Proxy Statement to a Shareholder sharing an address with another Shareholder to which a single copy of the Proxy Statement were sent. To request an additional copy of the Proxy Statement, please call the Company at (860) 408-5493 or write to us at SBT Bancorp, 760 Hopmeadow Street, P.O. Box 248, Simsbury, Connecticut 06070-0248. In the future, if you wish to receive a separate copy of the Company's Proxy Statement, please call or write to us at the number and address listed above. Similarly, Shareholders sharing an address who are receiving multiple copies of the Company's Proxy Statement and who wish to receive only one copy of these materials at their address can so request by contacting us at the same telephone number and address.

                                        By order of the Board of Directors



Simsbury, Connecticut                   Gary R. Kevorkian, Secretary
December [__], 2008

                                                                       Exhibit A
                                                                       ---------


                              PROPOSED AMENDMENT TO
                        THE CERTIFICATE OF INCORPORATION
                                       OF
                                SBT BANCORP, INC.


Article SECOND shall be amended and restated in its entirety as follows:

                  SECOND: The number of shares of capital stock of the Company hereby authorized is 2,100,000 shares, which shall be divided into classes as follows:

                  2,000,000 Shares of common stock, no par value ("Common Stock"); and

                  100,000 Shares of preferred stock, no par value ("Preferred Stock").

                  The following is a statement of the preferences, limitations and relative rights of each class of capital stock of the Company.

                  A. Common Stock.
                     -------------

                  (1) General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be determined by the Board of Directors before the issuance of the Preferred Stock of any series.

                  (2) Voting. The holders of the Common Stock are entitled to one vote for each share held on all matters submitted to the shareholders for action.

                  (3) Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

                  (4) Liquidation. Upon the dissolution or liquidation of the Company, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Company available for distribution to its shareholders, subject to any preferential rights of any then outstanding Preferred Stock.

                  B. Preferred Stock.
                     ----------------

                  (1) General. Preferred Stock may be issued from time to time in one or more series, each to have such terms as are set forth herein and in the resolutions of the Board of Directors authorizing the issue of such series. Any shares of Preferred Stock which may be redeemed, purchased or otherwise acquired by the Bank may be reissued. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly so provided.

                  (2) Authority of Board of Directors. The Board of Directors may from time to time issue the Preferred Stock in one or more series. The Board of Directors may, in connection with the creation of any such series, determine the preferences, limitations and relative rights of each such series before the issuance of such series. Without limiting the foregoing, the Board of Directors may fix the voting powers, dividend rights, conversion rights, redemption privileges and liquidation preferences, all as the Board of Directors deems appropriate, to the full extent now or hereafter permitted by the Act. The resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. Except as otherwise provided in this Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the designation or issuance of shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation and the Act.

                                                                       Exhibit B
                                                                       ---------

                          TARP Capital Purchase Program

          (Non-Public QFIs, excluding S Corps and Mutual Organizations)

                              Preferred Securities

                           Summary of Preferred Terms
                           --------------------------

Issuer: Qualifying Financial Institution ("QFI") means any (i) top-tier Bank Holding Company ("BHC"), or top-tier Savings and Loan Holding Company ("SLHC") that engages solely or predominately in activities permissible for financial holding companies under relevant law, that in either case is not publicly traded(1), (ii) U.S. bank or U.S. savings association organized in a stock form that are neither publicly traded nor controlled by a BHC or SLHC, or (iii) U.S. bank or U.S. savings association that is not publicly traded and is controlled by a SLHC that is not publicly traded and does not engage solely or predominately in activities that are permitted for financial holding companies under relevant law, other than S Corporations and Mutual Depository Institutions. The term QFI shall not mean any institution that is controlled by a foreign bank or company. For purposes of this program, "U.S. bank", "U.S. savings association", "BHC" and "SLHC" means a bank, savings association, BHC or SLHC organized under the laws of the United States or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine the eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.

"S Corporation" means any U.S. bank, U.S. savings association, BHC or SLHC organized as a corporation that has made a valid election to be taxed under Subchapter S of the U.S. Internal Revenue Code.

"Mutual Depository Institution" means any U.S. bank, U.S. savings association, BHC or SLHC organized in a mutual form.

Initial Holder: United States Department of the Treasury (the "UST").

Size: QFIs may sell preferred to the UST subject to the limits and terms described below.

Each QFI may issue an amount of Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.

Security: Preferred, liquidation preference $1,000 per share. (Depending upon the QFI's available authorized preferred shares, the UST may agree to purchase Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Preferred and issue depositary receipts.)

Ranking: Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.


___________________
(1) For the purposes of this term sheet "publicly traded" means a company (1) whose securities are traded on a national securities exchange and (2) required to file, under the federal securities laws, periodic reports such as the annual (Form 10-K) and quarterly (Form 10-Q) reports with either the Securities and Exchange Commission or its primary federal bank regulator. A company may be required to do so by virtue of having securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which applies to all companies that are traded on an exchange or that have $10 million in assets and 500 shareholders of record or Section 15(d) of the Exchange Act which requires companies that have filed a registration statement under the Securities Act of 1933, as amended, and have 300 or more securityholders of record of the registered class to file reports required under Section 13 of the Exchange Act, e.g., periodic reports.

Regulatory Capital Status: Tier 1.

Term: Perpetual life.

Dividend: The Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Preferred issued by banks which are not subsidiaries of holding companies, the Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Redemption: Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below), which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Preferred. After the third anniversary of the date of this investment, the Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Preferred, any accrued and unpaid dividends and (ii) in the case of non-cumulative Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period). All redemptions shall be subject to the approval of the QFI's primary federal bank regulator.

"Qualified Equity Offering" shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash (other than any sales made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to November 17, 2008).

Restrictions on Dividends: Subject to certain exceptions, for as long as any Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Preferred or common shares, unless (i) in the case of cumulative Preferred all accrued and unpaid dividends for all past dividend periods on the Preferred are fully paid or (ii) in the case of non-cumulative Preferred the full dividend for the latest completed dividend period has been declared and paid in full.

Common dividends: The UST's consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment. After the third anniversary and prior to the tenth anniversary, the UST's consent shall be required for any increase in aggregate common dividends per share greater than 3% per annum; provided that no increase in common dividends may be made as a result of any dividend paid in common shares, any stock split or similar transaction. The restrictions in this paragraph no longer apply if the Preferred and Warrant Preferred are redeemed in whole or the UST has transferred all of the Preferred and Warrant Preferred to third parties.

Repurchases: The UST's consent shall be required for any repurchases of equity securities or trust preferred securities (other than (i) repurchases of the Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the tenth anniversary of the date of this investment unless prior to such tenth anniversary the Preferred and the Warrant Preferred are redeemed in whole or the UST has transferred all of the Preferred and the Warrant Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Preferred, or common shares if prohibited as described above under "Restrictions on Dividends".

Other Dividend and Repurchase Restrictions: From and after the tenth anniversary of the date of this investment, the QFI shall be prohibited from paying common dividends or repurchasing any equity securities or trust preferred securities until all equity securities held by the UST are redeemed in whole or the UST has transferred all of such equity securities to third parties.

Voting rights: The Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Preferred,
(ii) any amendment to the rights of Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Preferred. If dividends on the Preferred are not paid in full for six dividend periods, whether or not consecutive, the Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for (i) all prior dividend periods in the case of cumulative Preferred or
(ii) four consecutive dividend periods in the case of noncumulative Preferred.

Transferability: The Preferred will not be subject to any contractual restrictions on transfer or the restrictions of any stockholders' agreement or similar arrangement that may be in effect among the QFI and its stockholders at the time of the Preferred investment or thereafter; provided that the UST and its transferees shall not effect any transfer of the Preferred which would require the QFI to become subject to the periodic reporting requirements of
Section 13 or 15(d) of the Exchange Act. If the QFI otherwise becomes subject to such reporting requirements, the QFI will file a shelf registration statement covering the Preferred as promptly as practicable and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. In addition, the UST and its transferees shall have piggyback registration rights for the Preferred. Subject to the above, the QFI shall take all steps as may be reasonably requested to facilitate the transfer of the Preferred.

Executive Compensation: As a condition to the closing of this investment, the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.

Related Party Transactions: For as long as the UST holds any equity securities of the QFI, the QFI and its subsidiaries will not enter into transactions with related persons (within the meaning of Item 404 under the SEC's Regulation S-K) unless (i) such transactions are on terms no less favorable to the QFI and its subsidiaries than could be obtained from an unaffiliated third party, and (ii) have been approved by the audit committee or comparable body of independent directors of the QFI.

                            Summary of Warrant Terms
                            ------------------------

Warrant: The UST will receive warrants to purchase, upon net settlement, a number of net shares of preferred stock of the QFI (the "Warrant Preferred") having an aggregate liquidation preference equal to 5% of the Preferred amount on the date of investment. The initial exercise price for the warrants shall be $0.01 per share or such greater amount as the charter may require as the par value per share of Warrant Preferred. The UST intends to immediately exercise the warrants.

Term: 10 years

Exercisability: Immediately exercisable, in whole or in part.

Warrant Preferred: The Warrant Preferred shall have the same rights, preferences, privileges, voting rights and other terms as the Preferred, except that (1) the Warrant Preferred will pay dividends at a rate of 9% per annum and
(2) the Warrant Preferred may not be redeemed until all the Preferred has been redeemed.

Transferability: The warrants will not be subject to any contractual restrictions on transfer or the restrictions of any stockholders' agreement or similar arrangement that may be in effect among the QFI and its stockholders at the time of this investment or thereafter; provided that the UST shall not effect any transfer of the warrants or underlying Warrant Preferred which would require the QFI to become subject to the periodic reporting requirements of
Section 13 or 15(d) of the Exchange Act.

If the QFI otherwise becomes subject to the periodic reporting requirements of
Section 13 or 15(d) of the Exchange Act, the QFI will file a shelf registration statement covering the warrants and the Warrant Preferred underlying the warrants as promptly as practicable and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. In addition, the UST and its transferees shall have piggyback registration rights for the warrants and the Warrant Preferred underlying the warrants. Subject to the above, the QFI shall take all steps as may be reasonably requested to facilitate the transfer of the warrants or the Warrant Preferred.

                                                        *** PRELIMINARY COPY ***



                                SBT BANCORP, INC.

                  Proxy for the Special Meeting of Shareholders
                         to be held on February 6, 2009

            THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints Robert M. Taylor, III and Susan D. Presutti or each of them acting alone, with full power of substitution, to act as proxy for the undersigned, and to vote all shares of common stock of SBT Bancorp, Inc. (the "Company") which the undersigned is entitled to vote only at the special meeting of shareholders of the Company, to be held on Friday, February 6, 2009 at 8:30 a.m., local time at The Simsbury Inn, 397 Hopmeadow Street, Simsbury, Connecticut and at any and all adjournments thereof, with all the powers the undersigned would possess if personally present at such meeting as follows:

     You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE. The Proxies cannot vote your shares unless you sign, date and return this card.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                                                        *** PRELIMINARY COPY ***


|X| PLEASE MARK VOTES AS IN THIS EXAMPLE


    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE
         COMPANY'S CERTIFICATE OF INCORPORATION. PLEASE SIGN, DATE AND
                   RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

1.   Approval of an amendment to        This Proxy is revocable and will be
     the Company's Certificate of       voted as directed, but if no
     Incorporation to authorize         instructions are specified, this Proxy
     100,000 shares of preferred        will be voted "FOR" each of the
     stock, no par value.               proposals listed. If any other business
                                        is presented at the special meeting,
  FOR          AGAINST      ABSTAIN     including whether or not to adjourn the
  |_|             |_|         |_|       meeting, this Proxy will be voted by the
                                        proxies in their best judgment. At the
                                        present time, the Board of Directors
                                        knows of no other business to be
                                        presented at the special meeting.

Please sign exactly as your name appears hereon. Joint owners must both sign. Attorney, executor, administrator, trustee, or guardian must give full title as such. A corporation or partnership must sign in its name by authorized person.

|_|  MARK HERE FOR ADDRESS CHANGE AND   |_|  MARK HERE IF YOU PLAN TO ATTEND THE
     MARK LABEL ACCORDINGLY                  MEETING


Signature:________________ Date:______  Signature:_________________ Date:_____